Exhibit 3.03

SECOND CERTIFICATE OF AMENDMENT OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PASSPORT BRANDS, INC.

Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware

Passport Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL").

DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the corporation is Passport Brands, Inc. (the "Corporation").

2.             The Corporation's Second Amended and Restated Certificate of Incorporation is hereby amended by deleting paragraph (b) of Article FOURTH thereof in its entirety and by substituting in lieu of said paragraph the following new paragraph:

“(b) The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and (ii) 60,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”).”

3.             The effective time of the amendment herein certified shall be the date of filing.

4.             The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Second Certificate of Amendment was duly authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 242, and by written consent of the holders of a majority of the Corporation's common stock in lieu of a meeting, in accordance with the provisions of Sections 242 and 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on this 8th day of February, 2011

PASSPORT BRANDS, INC.

By:	/s/ Robert S. Stec
	Name:	Robert S. Stec
	Title:	Chief Executive Officer